Issued:   11th January 2001, London



     GLAXOSMITHKLINE AND BLOCK DRUG RECEIVE REGULATORY APPROVAL TO COMPLETE
        THE PURCHASE BY GLAXOSMITHKLINE OF BLOCK DRUG FOR $1.24 BILLION


GlaxoSmithKline plc (GSK) and Block Drug Company, Inc. today announced that they received final regulatory clearance from the European Commission to complete GSK's $1.24 billion acquisition of Block Drug, the manufacturer of Sensodyne toothpaste and other oral healthcare and consumer products. Clearance has already been received in the USA, Australia and Canada.

The companies expect to close the transaction early next week.

GSK's currently outstanding tender offer to purchase all of the outstanding shares of Class A common stock and Class B common stock of Block Drug at $53 per share net is scheduled to expire at 5:00 p.m., New York City time on Friday 12th January 2001.

The tender offer, which is being conducted through an indirect, wholly-owned US subsidiary of GSK, was originally commenced by SmithKline Beecham plc. On 27th December 2000, SmithKline Beecham plc became a wholly owned subsidiary of GSK, upon the effectiveness of the merger of SmithKline Beecham plc and Glaxo Wellcome plc, pursuant to a scheme of arrangement approved by the UK High Court.

In addition to Sensodyne, Block Drug's products include Polident/Corega denture cleanser, Poli-Grip/Corega denture adhesive, and a number of OTC brands. Block Drug has geographic sales well balanced across North America, Europe and International markets, including Japan. It has operations in over 100 countries and employs approximately 3,000 people in R&D, sales and marketing, manufacturing and distribution. For company information, visit Block Drug on the World Wide Web at http://www.blockdrug.com.

GlaxoSmithKline - one of the world's leading research-based pharmaceutical and healthcare companies - is committed to improving the quality of human life by enabling people to do more, feel better and live longer.

Enquiries:

UK Media enquiries                        Martin Sutton          (020) 8966 8000
                                          Alan Chandler          (020) 8975 2290
                                          Louise Sibley          (020) 8975 2260

US Media enquiries                        Jeremy Heymsfeld       (215) 751 5166
                                          Mary Anne Rhyne        (919) 483 2839

European Analyst/Investor enquiries       Jennie Younger         (020) 8966 8378
                                          Duncan Learmouth       (020) 8966 5961
                                          Joan Toohill           (020) 8966 8715
                                          Anita Kidgell          (020) 8966 8369

US Analyst/ Investor enquiries            Frank Murdolo          (212) 308 5185
                                          Tom Curry              (215) 751 5419
                                          Jennie Younger         (020) 8966 8378

Website address                           www.gsk.com




This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Block Drug. Smithkline Beecham plc has filed a Tender Offer Statement with the Securities and Exchange Commission ("SEC") and Block Drug has filed a Solicitation/Recommendation Statement with respect to the offer. Block Drug shareholders are advised to read the Tender Offer Statement regarding the acquisition of Block Drug referenced in this press release, and the related Solicitation/Recommendation Statement which have been filed with the SEC. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. These documents will be made available to all shareholders of Block Drug at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed with the SEC) and the Solicitation/Recommendation Statement also will be available at no charge on the SEC's website at www.sec.gov.